                                                                 EXHIBIT 1.2

                         COMMON STOCK PURCHASE AGREEMENT

                        2,570,000 SHARES OF COMMON STOCK

                                       OF

                        COMMERCIAL NET LEASE REALTY, INC.

                           TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----

I. PURCHASE AND SALE OF STOCK..........................................1
   1.1   Sale and Issuance of Common Stock.............................1
   1.2   Closing.......................................................1
   1.3   Use of Proceeds...............................................1

II.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................2
   2.1   Registration of Common Stock..................................2
   2.2   Organization, Good Standing and Qualification.................3
   2.3   Capitalization................................................4
   2.4   Authorization; Enforcement....................................5
   2.5   Valid Issuance of Shares......................................5
   2.6   Compliance with Other Instruments.............................6
   2.7   SEC Documents; Financial Statements; Other Information........6
   2.8   Litigation....................................................7
   2.9   Title to Properties; Leasehold Interests......................7
   2.10  Environmental Compliance......................................8
   2.11  Taxes.........................................................9
   2.12  Employees; ERISA.............................................10
   2.13  Legal Compliance.............................................11
   2.14  Accountants..................................................11
   2.15  Insurance....................................................11
   2.16  Registration Rights..........................................11
   2.17  Investment Company...........................................12
   2.18  Cuba.........................................................12

III.CONDITIONS OF THE INVESTOR'S OBLIGATIONS AT CLOSING...............12
   3.1   Representations and Warranties...............................12
   3.2   Performance..................................................12
   3.3   Compliance Certificate.......................................12
   3.4   Opinions of Company Counsel..................................13
   3.5   Absence of Certain Events....................................13
   3.6   NYSE Listing.................................................13
   3.7   Opinion as to REIT Status....................................14
   3.8   No Material Change...........................................14
   3.9   No Stop Order................................................14

   3.10  Action by the Board of Directors.............................14
   3.11  Affiliate Status.............................................14
   3.12  Waiver of Registration Rights................................14

IV.COVENANTS..........................................................15
   4.1   REIT Status..................................................15
   4.2   Stop Orders..................................................15
   4.3   Use of Proceeds..............................................15
   4.4   Confidentiality..............................................15
   4.5   Future Offerings.............................................15
   4.6   Appointment of Director......................................16
   4.7   Standstill Agreement.........................................16

V. INDEMNIFICATION....................................................16
   5.1   Obligations of the Company...................................16
   5.2   Procedure....................................................17
   5.3   Survival.....................................................18

VI.MISCELLANEOUS......................................................18
   6.1   Survival of Warranties.......................................18
   6.2   Successors and Assigns.......................................18
   6.3   Investor as Agent............................................19
   6.4   Governing Law................................................19
   6.5   Counterparts.................................................19
   6.6   Titles and Subtitles.........................................19
   6.7   Notices......................................................19
   6.8   No Finders' Fees.............................................20
   6.9   Expenses.....................................................20
   6.10  Amendments and Waivers.......................................21
   6.11  Severability.................................................21
   6.12  Entire Agreement.............................................21

EXHIBIT A............................................................A-1

EXHIBIT B............................................................B-1

                       COMMON STOCK PURCHASE AGREEMENT



      This COMMON STOCK PURCHASE AGREEMENT is made as of the 5th day of September, 1997 by and between Commercial Net Lease Realty, Inc., a Maryland corporation (the "Company"), and ABKB/LaSalle Securities Limited Partnership, a registered investment adviser (the "Investor"), as agent for and for the benefit of the clients listed on Exhibit A hereto (each a "Pecuniary Owner," and collectively, the "Pecuniary Owners"). Exhibit A shall be provided by the Investor to the Company at least two (2) business days prior to the Closing (as defined below).

      THE PARTIES HEREBY AGREE AS FOLLOWS:


I.    PURCHASE AND SALE OF STOCK.


      1.1  SALE AND ISSUANCE OF COMMON STOCK.

      Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing (as defined below) and the Company agrees to sell and issue to the Investor at the Closing, 2,570,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for an aggregate purchase price of $39,865,082 (the "Purchase Price") based upon a per-share price of $15.1226 (the "Per-Share Price").


      1.2  CLOSING.

      At the closing of the transaction contemplated by this Agreement (the "Closing"), the Investor shall deliver to the Company a cashier's or certified check or wire transfer payable to the Company's order for the Purchase Price against delivery by the Company to the Investor of certificates representing the shares of Common Stock to be sold to the Investor hereunder in the names and denominations shown on Exhibit A. The date for closing (the "Closing Date") shall be as soon as possible following written notice from the Company that all of the conditions set forth in
Section 3 of this Agreement have been fulfilled, but in no event later than September 18, 1997. Either party may terminate this Agreement if the Closing does not occur by December 31, 1997, so long as there has been no breach of this Agreement by the terminating party.


      1.3  USE OF PROCEEDS.

      The Company will use the net proceeds from the sale of the Common Stock to repay existing indebtedness or to acquire or develop net leased retail properties.

II.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

      The Company hereby makes the representations and warranties set forth below to the Investor and the Pecuniary Owners.


      2.1  REGISTRATION OF COMMON STOCK.

      (a) A registration statement on Form S-3 (File No. 333-24773) with respect to the Common Stock has been prepared by the Company in conformity with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") thereunder and has been filed with the Commission under the Securities Act. The Company has complied with the conditions for the use of Form S-3.
Copies of such registration statement, including any amendments thereto, the preliminary prospectuses contained therein and the exhibits, financial statements and schedules, as finally amended and revised, have heretofore been delivered by the Company to the Investor. Such registration statement, herein referred to as the "Registration Statement," has been declared effective by the Commission under the Securities Act and no post-effective amendment to the Registration Statement has been filed as of the date of this Agreement. The prospectus constituting a part of the Registration Statement and the prospectus supplement relating to the offering of the Common Stock (the "Prospectus Supplement"), including all documents incorporated by reference therein, as from time to time amended or supplemented pursuant to the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise, are collectively referred to herein as the "Prospectus." Any reference herein to the Registration Statement, any Prospectus or the Prospectus Supplement shall be deemed to refer to and include the documents incorporated by reference therein, as of the date of such Registration Statement, Prospectus or Prospectus Supplement, as the case may be, and, in the case of any reference herein to any Prospectus or Prospectus Supplement, also shall be deemed to include any documents incorporated by reference therein, and any supplements or amendments relating to the Common Stock being issued and sold pursuant hereto, filed with the Commission after the date of filing of the Prospectus under Rule 424(b), and prior to the Closing Date.

      (b) The Commission has not issued an order preventing or suspending the use of any Prospectus relating to the proposed offering of the Common Stock nor instituted proceedings for that purpose. The Registration Statement contains and the Prospectus and any amendments or supplements thereto will contain all statements which are required to be stated therein by, and in all respects conform or will conform, as the case may be, to the requirements of, the Securities Act and the Rules and Regulations. The documents incorporated by reference in the Prospectus, at the time they were filed or will be filed with the Commission, conformed or will conform at the time of filing, in all material respects to the requirements of the Exchange Act or the Securities Act, as applicable, and the Rules and Regulations of the Commission thereunder. Neither the Registration Statement nor any amendment thereto, and neither the Prospectus nor any supplement thereto, including any documents incorporated by reference therein, contains or will contain, as the case may be, any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (c) Since the respective dates as of which information is given in the Registration Statement, as it may be amended or supplemented, there has not been any material adverse change or any development involving a prospective material adverse change in or affecting the condition, financial or otherwise, of the Company or the earnings, business affairs, management or business prospects of the Company, whether or not occurring in the ordinary course of business, and there has not been any material transaction entered into by the Company other than transactions in the ordinary course of business and changes and transactions contemplated by the Registration Statement, as it may be amended or supplemented. The Company has no material contingent obligations which are not disclosed in the Registration Statement, as it may be amended or supplemented.


      2.2  ORGANIZATION, GOOD STANDING AND QUALIFICATION.

      (a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland with power and authority (corporate and other) to own its properties and conduct its business as now being conducted, and has been duly qualified as a foreign corporation for the conduct of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification, and which would cause a Material Adverse Effect by reason of the failure to be so qualified in any such jurisdiction. "Material Adverse Effect" means any material adverse effect on the operations, assets, business, affairs, properties or financial or other condition of the Company and its Subsidiaries (as defined below) taken as a whole.

      (b) Each "significant subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X) of the Company (each a "Subsidiary," and collectively, the "Subsidiaries") is listed on Schedule 2.2 hereto. Each Subsidiary is a corporation, limited partnership, limited liability company or trust, as the case may be, duly organized or formed and validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. Each Subsidiary has the power and authority (corporate and other) to conduct its businesses as now being conducted, and each Subsidiary has been duly qualified as a foreign corporation for the conduct of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, and where the failure to be so qualified in any such jurisdiction would cause a Material Adverse Effect. All of the outstanding capital stock, partnership interests, limited liability company membership interests or trust beneficial interests, as the case may be, issued by the Subsidiaries or created by agreements to which the Subsidiaries are parties
(i) have been duly and validly issued or created (and in the case of capital stock are fully paid and nonassessable) and (ii) are owned or held, directly or indirectly by the Company in the percentage amounts set forth on Schedule
2.2 hereto free and clear of any security interest, lien, adverse claim, equity or other encumbrance (each of the foregoing, a "Lien") except for such Liens as (A) are described in the Registration Statement or the Prospectus, (B) are set forth on Schedule 2.2, or (C) would not have a Material Adverse Effect.

      (c) This Agreement constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except
(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

      (d) References to the Company in the representations and warranties shall be deemed to include each Subsidiary unless the context otherwise requires.


      2.3  CAPITALIZATION.

      (a) The authorized capital stock (the "Capital Stock") of the Company consists of 100 million shares currently classified as Common Stock, par value $.01 per share (the "Common Stock"), of which 23,404,438 shares are issued and outstanding. All of such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable.

      (b) No shares of Capital Stock are entitled to preemptive rights. Except as disclosed in the SEC Documents (as defined below) or in this Agreement, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of capital stock of the Company or any Subsidiary. The Company has furnished to the Investor true and correct copies of the

Company's Articles of Incorporation, as amended as of the date hereof (the "Charter") and the Company's Bylaws, as in effect on the date hereof (the "Bylaws").

      (c) The Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, other than as required by the Real Estate Investment Trust provisions of the Internal Revenue Code or as is made pursuant to the Company's dividend reinvestment plan.

      (d) The Company has no knowledge of any voting agreements, voting trusts, stockholders' agreements, proxies or other agreements or understandings that are currently in effect or that are currently contemplated with respect to the voting of any capital stock of the Company.

      (e) All of the outstanding securities of the Company were issued in material compliance with all applicable federal and state securities laws.


      2.4  AUTHORIZATION; ENFORCEMENT.

      (a) The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue the Common Stock in accordance with the terms hereof. Except for the Ownership Limit (as defined in the Charter), the Charter does not in any way prevent or restrict the transactions contemplated hereby or preclude the Investor, acting as agent on behalf of the Pecuniary Owners from owning or holding the amount, value or class of capital stock to be purchased hereby.

      (b) The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company or its Board of Directors or stockholders is required.

      (c) This Agreement has been duly executed and delivered by the Company.


      2.5  VALID ISSUANCE OF SHARES.

      The Common Stock being purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be issued in material compliance with all applicable federal and state laws and stock exchange requirements.

      2.6  COMPLIANCE WITH OTHER INSTRUMENTS.

      The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not (i) result in a violation of the Charter or Bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company, any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect or materially impair the Company's ability to perform its obligations under the Agreements). The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Agreements or issue and sell the Common Stock in accordance with the terms hereof, except such as have been or will be obtained prior to the Closing.


      2.7  SEC DOCUMENTS; FINANCIAL STATEMENTS; OTHER INFORMATION.

      (a) Since the July 12, 1992, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of
Section 13 of the Exchange Act (all of the foregoing filed prior to the date hereof being hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (when read together with all exhibits included therein and financial statement schedules thereto and documents (other than exhibits) incorporated by reference) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto.
Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

      (b) Since July 12, 1992, (i) the business of the Company has been conducted in the ordinary course and (ii) there has been no Material Adverse Effect on the Company and its subsidiaries taken as a whole that has not been described in the SEC Documents or other items provided to the Investor. As of the Closing and as of the date hereof, there are no material liabilities of the Company which would be required to be provided for in a consolidated balance sheet of the Company as of either such date prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities provided for in the financial statements referred to above.

      (c) The Company is not aware of any material liabilities, contingent or otherwise, of the Company that have not been disclosed in the financial statements (including the notes thereto) referred to above or otherwise disclosed in the SEC Documents or other items provided to the Investor.


      2.8  LITIGATION.

      There is no action, suit, proceeding, investigation or claim pending against the Company or, to the knowledge of the Company, threatened against the Company in law, equity or otherwise before any federal, state, municipal or local court, administrative agency, commission, board, bureau, instrumentality or arbitrator which either (a) questions the validity of this Agreement or the Common Stock or any action taken or to be taken pursuant hereto or thereto, or (b) may adversely affect the right, title or interest of the Investor to the Common Stock or (c), if decided adversely to the Company, may individually or in the aggregate have a Material Adverse Effect. The Company is not aware of facts or circumstances that could give rise to a legal action that, if determined adversely, would have a Material Adverse Effect. There is no action or suit by the Company pending or threatened against others except litigation in the ordinary course of business such as tenant eviction proceedings, none of which individually or in the aggregate will result in a Material Adverse Effect.


      2.9  TITLE TO PROPERTIES; LEASEHOLD INTERESTS.

      The Company has good and marketable title to each of the properties and assets owned by it. Certain real property used by the Company in the conduct of its business is held under lease, and the Company is not aware of any pending or threatened claim or action by any lessor of any such property to terminate any such lease. Except as disclosed in the SEC Documents, none of the properties owned or leased by the Company is subject to any liens which, taken as a whole, could reasonably be expected to have a Material Adverse Effect. Each lease or agreement to which the Company is a party under which it is the lessee of any property, real or personal, is a valid and subsisting agreement without any material default of the Company thereunder and, to the best of the Company's knowledge, without any material default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by the Company under any such lease or agreement or, to the best of the Company's knowledge, by any party thereto, except for such defaults that would not individually or in the aggregate have a Material Adverse Effect. The Company's possession of such property has not been disturbed and, to the best of the Company's knowledge, no claim has been asserted against it adverse to its rights in such leasehold interests.


      2.10 ENVIRONMENTAL COMPLIANCE.

      (a) To the best of the Company's knowledge, the Company, its subsidiaries, all property, real or personal, in which the Company has any interest (each a "Property and collectively, the "Properties"), and the operations conducted thereon comply and heretofore have complied with all applicable Environmental Laws (as defined below), except as disclosed in the Environmental Reports (defined below) and not likely to have a Material Adverse Effect on the relevant Property.

      (b) The Company and it subsidiaries have not at any time and, to the best of the Company's knowledge, no other party has at any time handled, buried, stored, retained, refined, transported, processed, manufactured, generated, produced, spilled, allowed to seep, leak, escape or leach, or be pumped, poured, emitted, emptied, discharged, injected, dumped, transferred or otherwise disposed of or dealt with, Hazardous Materials (as defined below) on, to, under or from the Properties, except as disclosed in the environmental site assessment reports obtained by the Company on or before the date hereof in connection with the purchase of any of the Properties (collectively, the "Environmental Reports") and not likely to have a Material Adverse Effect on the relevant Property. Neither the Company nor any of its subsidiaries intends to use the Properties or any subsequently acquired properties for the purpose of handling, burying, storing, retaining, refining, transporting, processing, manufacturing, generating, producing, spilling, seeping, leaking, escaping, leaching, pumping, pouring, emitting, emptying, discharging, injecting, dumping, transferring or otherwise disposing of or dealing with Hazardous Materials.

      (c) To the best of the Company's knowledge, no seepage, leak, escape, leach, discharge, injection, release, emission, spill, pumping, pouring, emptying or dumping of

Hazardous Materials into waters on or adjacent to the Properties has occurred, is occurring or is reasonably expected to occur, except as disclosed in the Environmental Reports and not likely to have a material adverse effect on the relevant Property.

      (d) Neither the Company nor any of its subsidiaries has received notice from any Governmental Authority (as defined below) or other person of, and does not have knowledge of, any occurrence or circumstance which, with notice, passage of time, or failure to act, would give rise to, any claim under or pursuant to any Environmental Law or under common law pertaining to Hazardous Materials on or originating from the Properties or arising out of the conduct of any party with respect to the Properties, except as disclosed in the Environmental Reports.

      (e) To the best of the Company's knowledge, the Properties are not included or proposed for inclusion on any federal, state, or local lists of sites which require or might require environmental cleanup, including, but not limited to, the National Priorities List or CERCLIS List issued pursuant to CERCLA (as defined below) by the United States Environmental Protection Agency.

      As used herein, "Hazardous Material" shall include, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials, asbestos, polychlorinated biphenyls, petroleum products and by-products and substances defined or listed as "hazardous substances," "toxic substances," "hazardous waste," or "hazardous materials" in any Federal, state or local Environmental Law.

      As used herein, "Environmental Law" shall mean all laws, regulations or ordinances of any Federal, state or local governmental authority having or claiming jurisdiction over any of the Properties (a "Governmental
Authority") that are designed to protect public health and the environment or regulate the handling of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act, as amended (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C Section 6901 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C.
Section 1251 et seq.), and the Clear Air Act, as amended (42 U.S.C. Section 7401 et seq.), and any and all analogous future federal or present or future state or local laws.


      2.11 TAXES.

      The Company has filed all federal, state, local and other tax returns and reports (except for foreign returns and reports the failure to file which will not result in any material liability to the Company), and any other material returns and reports with any governmental authorities (federal, state or local), required to be filed by it. The Company has paid or caused to be paid all taxes (including interest and penalties) that are due and payable, except those which are being contested by it in good faith by appropriate proceedings and in respect of which adequate reserves are being maintained on its books in accordance with generally accepted accounting principles consistently applied. The Company does not have any material liabilities for taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained by it in accordance with generally accepted accounting principles consistently applied. Federal and state income tax returns for the Company have not been audited by the Internal Revenue Service or state authorities. No deficiency assessment with respect to or proposed adjustment of the Company's federal, state, local or other tax returns is pending or, to the best of the Company's knowledge, threatened. There is no tax lien, whether imposed by any federal, state, local or other tax authority outstanding against the assets, properties or business of the Company. There are no applicable taxes, fees or other governmental charges payable by the Company in connection with the execution and delivery of this Agreement or the issuance by the Company of the Common Stock, except for governmental fees paid in connection with securities law filings.

      With respect to all tax period regarding which the Internal Revenue Service is or will be entitled to assert any claim, the Company has met the requirements for qualification as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code, as amended, and the Company's present and contemplated operations, assets and income continue to meet such requirements.


      2.12 EMPLOYEES; ERISA.

      To the Company's knowledge, the Company has good relationships with its employees and has not had any substantial labor problems. The Company does not have any knowledge as to any intentions of any key employee or any group of employees to leave the employ of the Company. Other than as disclosed in the SEC Documents and other materials provided to the Investor, the Company has not established, sponsored, maintained, made any contributions to or been obligated by law to establish, maintain, sponsor or make any contributions to any "employee pension benefit plan" or "employee welfare benefit plan" (as such terms are defined in ERISA), including, without limitation, any "multi-employer plan." The Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes, and with ERISA.

      2.13 LEGAL COMPLIANCE.

      (a) The Company has complied with all applicable laws, rules, regulations, orders, licenses, judgments, writs, injunctions, decrees or demands, except to the extent that failure to comply would not have a Material Adverse Effect. The Company has all necessary permits, licenses and other authorizations required to conduct its business as currently conducted, and as proposed to be conducted, in all material respects.

      (b) There are no adverse orders, judgments, writs, injunctions, decrees or demands of any court or administrative body, domestic or foreign, or of any other governmental agency or instrumentality, domestic or foreign, outstanding against the Company which may result in a Material Adverse Effect.

      (c) There is no existing law, rule, regulation or order, and the Company is not aware of any proposed law, rule, regulation or order, which would prohibit or materially restrict the Company from, or otherwise materially adversely affect the Company in, conducting its business as now being conducted and as proposed to be conducted.


      2.14 ACCOUNTANTS.

      KPMG Peat Marwick LLP, who have certified the financial statements included or incorporated by reference in the Registration Statement and the Prospectus (or any amendment or supplement thereto), are independent public accountants with respect to the Company as required by the Securities Act.


      2.15 INSURANCE.

      The Company and the Subsidiaries self insure or maintain insurance with insurers of recognized financial responsibility against losses and risks and in such amounts as are generally deemed adequate for their respective businesses and consistent with coverage maintained by similar companies in the businesses in which they are engaged; and neither the Company not any Subsidiary has any reason to believe that it will not be able to renew the coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.


      2.16 REGISTRATION RIGHTS.

      No holder of any security of the Company has any unwaived right to require registration of shares of Capital Stock or any other security of the Company because of the filing of the Registration Statement or the consummation of the transactions contemplated by this Agreement


      2.17 INVESTMENT COMPANY.

      The Company and the Subsidiaries are not now, and after the sale of the Common Stock to be sold hereunder and application of the net proceeds from such sale as described in the Prospectus Supplement under the caption "Use of Proceeds," none of them will be, an "investment company" or an entity controlled by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.


      2.18 CUBA.

      The Company has complied with all provisions of Florida Statutes
Section 517.075, relating to issuers doing business with Cuba.


III.  CONDITIONS OF THE INVESTOR'S OBLIGATIONS AT CLOSING.

      The Investor's obligations at the Closing under subsection 1.1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:


      3.1  REPRESENTATIONS AND WARRANTIES.

      The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date.


      3.2  PERFORMANCE.

      The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.


      3.3  COMPLIANCE CERTIFICATE.

      The Chairman of the Company shall have delivered to the Investor at the Closing a certificate certifying that the conditions specified in Section 3.1, 3.2 and 3.10 have been fulfilled.

      3.4  OPINIONS OF COMPANY COUNSEL.

      The Investor shall have received on the Closing Date the opinion of Shaw, Pittman, Potts & Trowbridge, counsel for the Company, dated as of the Closing, in the form attached hereto as Schedule 3.4.


      3.5  ABSENCE OF CERTAIN EVENTS.

      None of the following events shall have occurred:

      (a) As of the end of the quarter immediately preceding the Closing, the aggregate amount outstanding under (1) all mortgage indebtedness of the Company and its consolidated entities and (2) unsecured indebtedness of the Company and its consolidated entities, shall exceed fifty percent (50%) of the Company's total market capitalization, defined as the market value of all of the Company's outstanding capital stock, assuming the conversion of all outstanding convertible securities, plus the amount of the Company's total non-convertible indebtedness (all as such items of indebtedness to be as reported in consolidated financial statements contained in the Company's Forms 10-K and Forms 10-Q as filed with the Securities and Exchange Commission); or

      (b) If (A) the Company shall be party to, or shall have entered into an agreement for, any transaction (including, without limitation, a merger, consolidation, statutory share exchange or sale of all or substantially all of its assets (each of the foregoing a "Transaction")), in each case as a result of which shares of Common Stock shall have been or will be converted into the right to receive stock, securities or other property (including cash or any combination thereof) or which has resulted or will result in the holders of Common Stock immediately prior to the Transaction owning less than 50% of the Common Stock after the Transaction, or (B) a "change of control" as defined in the next sentence occurs with respect to the Company. A change of control shall mean the acquisition (including by virtue of a merger, statutory share exchange or other business combination) by one stockholder or a group of stockholders acting in concert of thirty percent or more of the outstanding voting stock of the Corporation.


      3.6  NYSE LISTING.

      The shares of Common Stock being purchased hereunder shall have been approved for listing on the NYSE upon official notice of issuance.

      3.7  OPINION AS TO REIT STATUS.

      At or before the Closing, the Investor and the Pecuniary Owners shall have received from Shaw, Pittman, Potts & Trowbridge, counsel for the Company (or such other counsel as shall be reasonably acceptable to the Investor and the Pecuniary Owners), an opinion that the Company should be classified as a "real estate investment trust" under Section 856 of the Internal Revenue Code of 1986, as amended (after giving effect to the investment contemplated by this Agreement).


      3.8  NO MATERIAL CHANGE.

      No event or change of circumstances shall have occurred and be continuing at the time of disbursement of funds by the Investor which, in the reasonable opinion of the Investor, is likely to have a Material Adverse Effect.


      3.9  NO STOP ORDER.

      No stop order suspending the effectiveness of the Registration Statement, as amended from time to time, shall have been issued and no proceedings for that purpose shall have been taken or, to the knowledge of the Company, shall be contemplated by the Commission.


      3.10 ACTION BY THE BOARD OF DIRECTORS.

      The Board of Directors of the Company shall have adopted a resolution waiving the application of the Ownership Limit (as defined in the Charter) to the Investor and the Pecuniary Owners.


      3.11 AFFILIATE STATUS.

      Neither the Investor nor the Pecuniary Owners are "affiliates" of the Company as that term is defined in Securities Act Rule 144(a)(1).


      3.12 WAIVER OF REGISTRATION RIGHTS.

      The Company shall have obtained a waiver from each securityholder of the Company having the right to require the registration of such securityholder's shares of Capital Stock or any other security of the Company because of the filing of the Registration Statement or the consummation of the transactions contemplated by this Agreement.

IV.   COVENANTS.


      4.1  REIT STATUS.

      The Company will use its best efforts to operate in a manner which will not cause it to be classified other than as a "real estate investment trust" under Section 856 of the Internal Revenue Code of 1986, as amended (after giving effect to the investment contemplated by this Agreement).


      4.2  STOP ORDERS.

      The Company will promptly advise the Company in writing of (i) any request by the Commission for amendment of or a supplement to the registration Statement or the Prospectus, and (ii) any issuance by the Commission of any stop order suspending the effectiveness of the registration Statement or of the suspension of qualification of the Common Stock for offering or sale in any jurisdiction or the initiation of any proceeding for such purpose. If at any time the Commission shall issue a stop order suspending the effectiveness of the Registration Statement, the Company will use its best efforts to obtain the withdrawal of such order as soon as possible.


      4.3  USE OF PROCEEDS.

      The Company will apply the net proceeds from the sale of the Common Stock substantially in accordance with the description set forth under the caption "Use of Proceeds" in the Prospectus Supplement.


      4.4  CONFIDENTIALITY.

      The parties to this Agreement will not disclose to any other party any information about this Agreement, the transactions contemplated hereby, and the parties hereto except as required by law or the rules of the New York Stock Exchange, or with the prior written consent of the other party.


      4.5  FUTURE OFFERINGS.

      The Company will use its reasonable efforts to allow the Investor to participate in potential offerings of the Capital Stock of the Company occurring within twenty-four (24) months of the Closing (each, an "Offering") in order to allow the Investor to maintain its 9.9% equity interest in the Company. In addition, in the event the Company is unable to include the Investor in a particular Offering, the Investors shall have the ability (within the twenty-four (24) month period described above) to participate in any future offering in such amount as will allow the Investor to make up for Investor's nonparticipation in any Offering.


      4.6  APPOINTMENT OF DIRECTOR.

      The Company and the Investor agree that it is desirable that a director nominated by the Investor be elected to the Company's Board of Directors.
The Company and the Investor will work to identify a mutually acceptable candidate and effect such an election by the end of 1997.


      4.7  STANDSTILL AGREEMENT.

      Without the approval of the Company's Board of Directors, the Investor will limit its ownership of the Common Stock of the Company under its management to a maximum of 15% of the total outstanding shares of the Common Stock of the Company.


V.    INDEMNIFICATION.


      5.1  OBLIGATIONS OF THE COMPANY.

      In partial consideration of the commitment of the Investor as agent for and on behalf of the Pecuniary Owners hereunder, the Company agrees to indemnify and hold harmless the Investor and the Pecuniary Owners and any of their respective affiliates, directors, officers, agents and employees and each other person, if any, controlling the Investor or the Pecuniary Owners or any of their respective affiliates (each an "Indemnified Person") from and against any losses (or actions in respect thereof) to which such Indemnified Person may become subject in connection with the matters which are the subject of the commitment made hereunder (including any use or proposed use of the proceeds from the sale of the Common Stock) including without limitation any and all Losses of the Indemnified Person as a result of, or based upon or arising out of, directly or indirectly any inaccuracy in, breach or nonperformance of, any of the representations, warranties, covenants or agreements made by the Company in, or pursuant to this Agreement, and will reimburse any Indemnified Person for all reasonable expenses (including the reasonable fees of counsel) as they are incurred by any such Indemnified Person in connection with investigating, preparing or defending any such action or claim pending or threatened, whether or not such Indemnified Person is a party hereto. The Company shall not be responsible for any losses, claims, damages, liabilities or expenses resulting from such Indemnified Person's gross negligence or willful misconduct. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with this

Agreement except for losses, claims, damages, liabilities or expenses to the extent that a court of competent jurisdiction or arbitration panel shall have finally determined that such losses, claims, damages, liabilities or expenses resulted from such Indemnified Person's gross negligence or willful misconduct. In the event that the foregoing indemnity is unavailable or insufficient to hold Indemnified Person harmless, the Company shall contribute to amounts paid or payable by such Indemnified Person in respect of such losses, claims, damages, liabilities and expenses in such proportion as appropriately reflects the relative benefits received by, and fault of the Company, on the one hand, and the Investor and the Pecuniary Owners on the other hand, in connection with the matters as to which such losses,
claims, damages, liabilities or expenses relate.   The agreement of the
Company in this paragraph shall be in addition to any other liability that the Company may otherwise have.


      5.2  PROCEDURE.

      (a) Any Indemnified Person seeking indemnification with respect to any Loss shall give notice to the Company on or before the date specified in
Section 5.3.

      (b) If any claim, demand or liability is asserted by any third party against any Indemnified Person, the Company shall have the right, unless otherwise precluded by applicable law, to conduct and control the defense, compromise or settlement of any Action or threatened Action brought against the Indemnified Person in respect of matters embraced by the indemnity set forth in this Section 5. The Indemnified Person shall have the right to employ counsel separate from counsel employed by the Company in connection with any such Action or threatened Action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the sole expense of the Indemnified Person unless (i) the Company shall have elected not, or, after reasonable written notice of any such Action or threatened Action, shall have failed, to assume or participate in the defense thereof, (ii) the employment thereof has been specifically authorized by the Company in writing, or (iii) the parties to any such Action or threatened Action (including any impleaded parties) include both the Company and the Indemnified Person and the Indemnified Person shall have been advised in writing by counsel for the Indemnified Person that there may be one or more defenses available to the Indemnified Person that are not available to the Company or legal conflicts of interest pursuant to applicable rules of professional conduct between the Company and the Indemnified Person (in any which case, the Company shall not have the right to assume the defense of such Action on behalf of the Indemnified Person), in either of which events referred to in clauses (i), (ii) and
(iii) the fees and expenses of such counsel employed by the Indemnified Person shall be at the expense of the Company. The Company shall not, without the written consent of the Indemnified Person, settle or compromise any such Action or threatened Action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Person a release from all liability in respect of such Action or threatened Action. Unless the Company shall have elected not, or shall have after reasonable written notice of any such Action or threatened Action failed, to assume or participate in the defense thereof, the Indemnified Person may not settle or compromise any Action or threatened Action without the written consent of the Company. If, after reasonable written notice of any such Action or threatened Action, the Company neglects to defend the Indemnified Person, a recovery against the latter suffered by it in good faith, is conclusive in its favor against the Company; provided, however, that no such conclusive presumption shall be made if the Company has not received reasonable written notice of the Action against the Indemnified Person.


      5.3  SURVIVAL.

      The indemnity set forth in this Section 5 shall survive the Closing or any termination of this Agreement and shall remain in effect for a period of
(a) with respect to a breach of a representation or warranty, for the period through which such representation or warranty shall continue pursuant to
Section 6.1 (including such period of time through which such representation or warranty shall be extended until resolution of a claim with respect thereto) and (b) with respect to a breach of a covenant or agreement referred to in Sections 2.3 and 2.4, forever.


VI.   MISCELLANEOUS.


      6.1  SURVIVAL OF WARRANTIES.

      The warranties, representations and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of three years, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.


      6.2  SUCCESSORS AND ASSIGNS.

      Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto, including the Pecuniary Owners. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto and the Pecuniary Owners or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement. Notwithstanding the foregoing, the Investor shall have the right to allocate a portion of the Common Stock to its affiliate, LaSalle Advisors Limited Partnership, a registered investment adviser ("LaSalle"), on behalf of certain clients of LaSalle listed on Exhibit A hereto (the "LaSalle Clients"). References herein to "Investor" and "Pecuniary Owner" shall be deemed to include LaSalle and the LaSalle Clients, respectively.


      6.3  INVESTOR AS AGENT.

      In the event that the Investor is no longer the agent for one or more of the Pecuniary Owners the number of Shares to be issued and sold pursuant to this Agreement shall be reduced by the number set forth opposite such Pecuniary Owner's name on Exhibit A hereto.


      6.4  GOVERNING LAW.

      This Agreement shall be governed by and construed under the internal laws of the State of Maryland.


      6.5  COUNTERPARTS.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


      6.6  TITLES AND SUBTITLES.

      The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.


      6.7  NOTICES.

      Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) on the fifth business day after deposit with the United States Post Office, by registered or certified mail, postage prepaid, (c) on the next business day after dispatch via nationally recognized overnight courier or (d) upon confirmation of transmission by facsimile, all addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties. Notices should be provided in accordance with this Section at the following addresses:

If to the Investor, to:                       With a copy to:

ABKB/LaSalle Securities Limited Partnership   Piper & Marbury L.L.P.
100 East Pratt Street                         36 South Charles Street
Baltimore, Maryland 21202                     Baltimore, Maryland 21201
Attn: Stanley J. Kraska, Jr.                  Attn:  Elizabeth Grieb, Esq.
      Managing Director

If to the Company, to:                        With a copy to:

Commercial Net Lease Realty, Inc.             Shaw, Pittman, Potts & Trowbridge
400 East South Street, Suite 500              2300 N Street, N.W.
Orlando, Florida 32801                        Washington, D.C.  20037-1128
Attn: Gary M. Ralston                         Attn: John M. McDonald, Esq.
      President and
      Chief Operating Officer



      6.8  NO FINDERS' FEES.

      Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted-liability) for which the Investor or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.


      6.9  EXPENSES.

      The Company shall pay all costs and expenses incident to the performance by the Company of its obligations hereunder and pay the Investor's reasonable fees and expenses, including but not limited to the fees and expenses of Piper & Marbury L.L.P., incurred in connection with the transactions contemplated by this Agreement, up to a maximum of $15,000. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

      6.10 AMENDMENTS AND WAIVERS.

      Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.


      6.11 SEVERABILITY.

      If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.


      6.12 ENTIRE AGREEMENT.

      This Agreement constitutes the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                ABKB/LA SALLE SECURITIES
                                LIMITED PARTNERSHIP



                                By: /s/ Stanley J. Kraska, Jr.
                                   ----------------------------------
                                   Stanley J. Kraska, Jr.
                                   Managing Director

                                Address:
                                100 East Pratt Street, 20th Floor
                                Baltimore, Maryland  21202
                                Fax:  (410) 347-0612


                                COMMERCIAL NET LEASE
                                REALTY, INC.



                                By: /s/ Gary M. Ralston
                                   ----------------------------------
                                   Gary M. Ralston
                                   President and Chief Operating Officer

                                Address:
                                400 East South Street, Suite 500
                                Orlando, Florida 32801
                                Fax:  (407) 426-8542

                                  EXHIBIT A



           Pecuniary Owner                     Amount
           ---------------                     ------

                                  EXHIBIT B


                                  OPINION OF
                      SHAW, PITTMAN, POTTS & TROWBRIDGE

      1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Maryland. The Company has the corporate power pursuant to its Charter and By-laws to own its current properties and conduct its business substantially as now conducted as described in the Registration Statement.

      2. The Company has the corporate power pursuant to its Charter and By-laws to execute, deliver and perform the Agreement. The execution, delivery and performance of the Agreement have been duly authorized by the Company.

      3. The Company has duly executed and delivered the Agreement as of the date thereon. The Agreement is enforceable against the Company in accordance with its terms.

      4. The authorized stock of the Company is as set forth in the Agreement. All of the outstanding shares of Capital Stock have been duly authorized and are validly issued, fully paid and nonassessable.

      5. The Common Stock has been duly authorized for issuance and sale and, when sold and delivered against payment therefor in the manner described in the Agreement, will be validly issued, fully paid and nonassessable, and is not subject to any preemptive or other similar rights arising by operation of law, under the Charter or By-laws, under any resolution adopted by the board of directors of the Company or any committee thereof or, to the best of our knowledge, otherwise.

      6. The execution, delivery, performance and compliance with the terms of the Agreement on the part of the Company do not and will not violate the Charter or the Bylaws of the Company or any applicable law, rule or regulation, or, to our knowledge, violate any agreement or instrument to which the Company or any Subsidiary is a party.

      7. All consents, approvals, permits, orders or authorizations of, and all qualifications, registrations, designations, declarations or filings with any governmental authority on the part of the Company required in connection with the consummation of the transactions contemplated by the Agreement (other than as may be required by state securities laws) have been obtained, and are effective as of the Closing.

      8. The stock certificate for the Common Stock is in due and proper form and complies with Maryland law.

      9. The Registration Statement has become effective under the Act and, to our knowledge, no stop order proceedings with respect thereto have been instituted or are pending or threatened under the Act.

      10. The Registration Statement, the Prospectus and each amendment or supplement thereto and document incorporated by reference therein comply as to form in all material respects with the requirements of the Act or the Exchange Act, as applicable, and the applicable rules and regulations thereunder (except that we express no opinion as to the financial statements, schedules and other financial information included or incorporated by reference therein).

      11. We know of no material action, suit, proceeding, investigation or claim pending or threatened against the Company or any of its Subsidiaries in law, equity or otherwise before any federal, state, municipal or local court, administrative agency or other governmental authority or arbitrator except as set forth in the Prospectus.

      Nothing has come to our attention which leads us to believe that the Registration Statement, as of the time it became effective under the Act, the Prospectus or any amendment or supplement thereto, on the date it was filed pursuant to Rule 424(b) or any of the documents incorporated by reference therein, as of the date of effectiveness of the Registration Statement, or in the case of documents incorporated by reference in the Prospectus after the date of effectiveness of the Registration Statement, as of the respective dates when such documents were filed with the Commission and the Registration Statement and the Prospectus, or any amendment or supplement thereto ,as of the Closing Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (except that we express no opinion as to financial statements, schedules and other financial information included or incorporated by reference therein).

                                 SCHEDULE 2.2
                                 SUBSIDIARIES


Net Lease Realty I, Inc. (wholly-owned subsidiary)

Net Lease Realty II, Inc. (wholly-owned subsidiary)

Net Lease Realty III, Inc. (wholly-owned subsidiary)

Net Lease Realty IV, Inc. (wholly-owned subsidiary)

Net Lease Institutional Realty, L.P. (20% general partnership interest through Net Lease Realty III, Inc.)